Exhibit 99.1

Date:	November 21, 2023

Contact:	Jeffrey W. Farrar, Chief Operating and Chief Financial Officer
434-773-2274
farrarj@amnb.com

Traded:	Nasdaq Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. ANNOUNCES QUARTERLY CASH DIVIDEND

Danville, VA – American National Bankshares Inc. (NASDAQ: AMNB), parent company of American National Bank and Trust Company, announced its Board of Directors has declared a quarterly cash dividend of $0.30 per common share, payable December 15, 2023 to shareholders of record on December 1, 2023.

The dividend amount is the same as the prior quarter’s dividend, and based on the stock’s closing price of $43.08 on November 20, 2023, the dividend yield is approximately 2.8%.

About American National

American National is a multi-state bank holding company with total assets of approximately $3.1 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices. American National Bank also manages an additional $1.2 billion of trust, investment and brokerage assets in its Wealth Management Division. Additional information about American National and American National Bank is available on American National’s website at www.amnb.com.